Exhibit 107.1
Calculation of Filing Fee Tables
S-8
Backblaze, Inc.
Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share (2)	Other (3)	414,740	$6.00 (4)	$2,488,440.00	0.00014760	$367.29

	Total Offering Amounts					$2,488,440.00		$367.29

	Total Fees Previously Paid							—

	Total Fee Offsets							—
	Net Fee Due							$367.29

1.	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), that become issuable under the Registrant’s 2024 New Employee Equity Incentive Plan (the “Inducement Plan”) as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Class A Common Stock, as applicable.
2.	Represents shares of Class A Common Stock reserved for issuance pursuant to awards that may be granted under the Inducement Plan as inducement grants under Nasdaq Listing Rule 5635(c)(4).
3.	Because this Registration Statement is registering securities pursuant to employee benefit plans, the fees under this Registration Statement are calculated pursuant to Rule 457(h).
4.	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the Nasdaq Global Market on September 3, 2024.